JOINT AMENDMENT TO AMENDED AND RESTATED STOCK AND
LIMITED PARTNERSHIP INTEREST PURCHASE AGREEMENT
AND STOCK PURCHASE AGREEMENT

WHEREAS, CHARYS HOLDING COMPANY, INC., a Delaware corporation (the “Purchaser”), COTTON HOLDINGS 1, INC., a Delaware corporation (“Cotton Holdings”), COTTON COMMERCIAL USA, LP, a Texas limited partnership (“Cotton Commercial”), COTTON RESTORATION OF CENTRAL TEXAS, LP, a Texas limited partnership (“Cotton Restoration”), BRYAN MICHALSKY, JAMES SCAIFE, RANDALL THOMPSON, DARYN EBRECHT and PETER BELL (collectively, the “Cotton Holdings Sellers”), BLAKE STANSELL (a/k/a Frank Blakely Stansell) and CHAD WEIGMAN (collectively, the “Cotton Commercial Sellers”), and JOHNNY SLAUGHTER and RUSSELL WHITE (collectively, the “Cotton Restoration Sellers” and, together with the Cotton Holdings Sellers and Cotton Commercial Sellers, the “Cotton Sellers”), joined therein by C&B/COTTON HOLDINGS, INC., a Delaware corporation (the “Acquisition Subsidiary”), and CROCHET & BOREL SERVICES, INC., a Texas corporation (“Crochet & Borel”), both of which are wholly owned subsidiaries of the Purchaser, for the purposes therein expressed, previously entered into that certain Stock and Limited Partnership Interest Purchase Agreement dated as of September 1, 2006, as amended by that certain First Amendment to Purchase Agreement dated October 6, 2006, as further amended by that certain Second Amendment to Purchase Agreement dated October 19, 2006, as further amended by that certain Third Amendment to Purchase Agreement dated October 31, 2006, and as further amended by that certain Amended & Restated Stock and Limited Partnership Interest Purchase Agreement dated December 8, 2006, as further amended on even date herewith (as amended, the “Original Agreement”); and

WHEREAS, the Purchaser, Crochet & Borel, and TROY CROCHET (“Troy Crochet”) are parties to that certain Stock Purchase Agreement dated as of June 5, 2006 (the “Stock Purchase Agreement”), as amended by that certain Letter Agreement dated October 3, 2006 (the “Letter Amendment” and any other amendments with respect to the Stock Purchase Agreement, the “Miscellaneous Amendments”), as further amended by that certain Amendment to Purchase Agreement dated January 12, 2007, as further amended on even date herewith (the Stock Purchase Agreement, the Letter Amendment, and the Miscellaneous Amendments are hereinafter collectively referred to as the “Purchase Agreement”); and

WHEREAS, all capitalized terms used herein shall have the same meanings ascribed to those terms as defined in the Original Agreement and the Purchase Agreement, unless the context requires otherwise; and

WHEREAS, the parties desire to further amend the Original Agreement and the Purchase Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:

1.   Amendment to Section 2.05. Section 2.05 of the Original Agreement and Section 2.05 of the Purchase Agreement are hereby amended to read in their entirety as follows:

“2.05     Make-Whole Adjustment.

“(a)        The following terms have the meanings set forth below:

“(i)        ‘Make-Whole Date’ means 30 days after the filing of the Purchaser’s Form 10-KSB or Form 10-K, as the case may be, for the Purchaser’s fiscal year ended April 30, 2008, provided that if such date falls on a non-business day, the Make-Whole Date shall be the preceding business day.

“(ii)       ‘Make Whole Deficit’ means the value, if positive, of (A) the Target Stock Consideration Value, minus (B) the product of (1) 9,963,532 multiplied by (2) the Market Price of the Purchaser Stock during the 20 consecutive trading days prior to the Make-Whole Date multiplied by the percentage of Incentive Compensation which is earned.

“(iii)      ‘Market Price’ means, with respect to any period, the weighted average sale price of the Purchaser Stock during such period as determined by (i) the principal stock exchange, or the NASDAQ/NMS, as the case may be, on which shares of Purchaser Stock are then listed or admitted to trading, or (ii) if the Purchaser Stock is not then listed or admitted to trading on any stock exchange or the NASDAQ/NMS, the average of the last reported closing bid and asked prices on each such day in the over-the-counter market, as furnished by the NASDAQ system or National Quotation Bureau, Inc., or (iii) if neither NASDAQ, or National Quotation Bureau, Inc. is at the time engaged in the business of reporting such prices, then as furnished by any similar firm then engaged in such business.

“(iv)      ‘NASDAQ/NMS’ means the National Association of Securities Dealers’ Automated Quotation National Market System.

“(v)       ‘Target Stock Consideration Value’ means $81,501,691.76.

“(b)       If the Market Price of the Purchaser Stock during the 20 consecutive trading days immediately prior to the Make-Whole Date is less than $8.18 per share (the “Target Per Share Stock Price”), the Purchaser shall issue immediately to the Cotton Sellers and Troy Crochet, in the proportion of 20% to the Cotton Sellers and 80% to Troy Crochet, that number of additional shares of the Purchaser Stock (the ‘Make-Whole Shares’) equal to the Make Whole Deficit divided by the Market Price of the Purchaser Stock on the Make-Whole Date; provided, however, in lieu of paying the Make-Whole Deficit in shares of Purchaser Stock, the Purchaser may instead pay the Make-Whole Deficit in cash, with a downpayment amount equal to 25 percent of Purchaser’s EBITDA after eliminating any expenses arising from debt service, intercompany charges, and earn out payments for its fiscal year ended April 30, 2008, and with the balance of the cash payment of the Make-Whole Deficit being paid in 12 equal monthly installments starting 60 days after the Make-Whole Date.

“(c)        If the Market Price of the Purchaser Stock does not equal or exceed $13.50 for at least 25 consecutive trading days during the three months following the filing of the Purchaser’s Form 10-10KSB or Form 10-K, as the case may be, for the fiscal year ended April 30, 2008, the Purchaser shall issue an additional two million shares (the “First Incentive Shares”) of Purchaser Stock to the Cotton Sellers, provided that the Acquisition Subsidiary and its subsidiaries (including, without limitation, Crochet & Borel, Cotton Holdings, Cotton Commercial, and Cotton Restoration) have a net profit for the fiscal year ended April 30, 2008, as reflected on the year end income statement of the Acquisition Subsidiary and its subsidiaries prepared on a consolidated basis using generally accepted accounting principles, after eliminating any expenses arising from debt service, intercompany charges, and earn out payments. Purchaser and the Cotton Sellers hereby agree that the Cotton Sellers shall, on and after the Put Date (defined below), have the absolute right (“First Incentive Put Right”) but not the obligation, in the Cotton Sellers sole discretion, to put the First Incentive Shares (or any portion thereof) to Purchaser and require Purchaser to purchase the First Incentive Shares (or any portion thereof designated) at $8.18 per share (subject to increase under Section 2.05(d)(iii) below), with the closing thereof to occur within 3 business days after written notice is provided to Purchaser of the exercised First Incentive Put Right and the purchase price for the First Incentive Shares subject to the exercised First Incentive Put Right shall be paid to the holder thereof in cash or immediately available wire transfer funds. The term “Put Date” shall mean that date that is the earlier to occur of (1) the maturity or conversion of all promissory notes to be issued in connection with the private offering by McMahan Securities Co. LP of even date herewith (the “McMahan Offering”) or (2) March 1, 2012.

“(d)       Troy Crochet and the Cotton Sellers may earn up to an additional two million shares (“Second Incentive Shares”) of Purchaser Stock based on the percentage of Financial Performance Targets met for the Purchaser’s fiscal year ended April 30, 2008. For each percentage point over 50 percent of the Financial Performance Target (as reflected on Schedule 2.06(A)(1) of the Original Agreement and Schedule 2.06(a)(1) of the Purchase Agreement) for the Purchaser’s fiscal year ended April 30, 2008, the Purchaser shall issue 40,000 additional shares of the Purchaser Stock to Troy Crochet and the Cotton Sellers, collectively, in the proportion of 75% to Troy Crochet and 25% to the Cotton Sellers. The weighted factors to calculate the percent of Financial Performance Targets reached are 40 percent of Revenue, 45 percent of EBITDA and 15 percent of Income before taxes. The parties hereto agree that Troy Crochet and the Cotton Sellers shall have, with respect to the Second Incentive Shares, the absolute right (“Second Incentive Put Right”) but not the obligation, in each Second Incentive Put Right holder’s sole discretion, to put the Second Incentive Shares (or any portion thereof) owned by such holder to Purchaser and require Purchaser to purchase the Second Incentive Shares (or any portion thereof designated) owned by the holder thereof as follows:

(i)    For all Second Incentive Shares earned from reaching the Financial Performance Targets from 51-75 percent, the Second Incentive Put Right shall be at $10.84 per share; and

(ii)   For all Second Incentive Shares earned from reaching the Financial Performance Targets over 75 percent, the Second Incentive Put Right shall be at $13.50 per share; and

(iii)         Notwithstanding (i) and (ii) above, if 100 percent of the Financial Performance Targets are reached for the Purchaser’s fiscal year ended April 30, 2008, Troy Crochet and the Cotton Sellers shall have a Second Incentive Put Right at $13.50 per share for all First Incentive Shares and Second Incentive Shares earned or received under this Section 2.05; and

(iv)         The exercise of the Second Incentive Put Right for all Second Incentive Shares shall be staged over a 24 month period beginning 30 days after the Put Date and continuing in 24 consecutive months thereafter with each Second Incentive Put Right holder being allowed in each month to exercise 1/24 of all Second Incentive Put Rights held, and with all remaining unexercised Second Incentive Put Rights exercisable in the 24th month. Upon exercise of a Second Incentive Put Right, the closing thereof shall occur within 3 business days and the purchase price for the Second Incentive Shares subject to the exercised Second Incentive Put Right shall be paid to the holder thereof in cash or immediately available wire transfer funds.

“(e)        Notwithstanding anything to the contrary set forth herein, the Purchaser’s obligation to make any adjustment in accordance with this Section 2.05, or to issue any Make-Whole Shares, shall terminate in the event that, at any time prior to the Make-Whole Date, the average Market Price Per Share of the Stock Consideration during any 90-consecutive trading days following the date the Sellers are entitled to freely trade the Stock Consideration without restrictions pursuant to the Registration Rights Agreement exceeds $16.50. Further, on the Make-Whole Date, the Purchaser may reduce the Target Stock Consideration Value by the amount of any Purchaser Losses for which the Sellers must indemnify the Purchaser Indemnified Parties (in accordance with Article X of the Original Agreement and Article X of the Purchase Agreement) that are outstanding and unsatisfied as of the Make-Whole Date.”

2.   Amendment to Exhibit G of the Original Agreement. Exhibit G as described in Section 9.05 of the Original Agreement is hereby amended to read in its entirety as set forth in Exhibit G attached hereto.

3.   Amendment to Exhibit H of the Original Agreement. Exhibit H as described in Section 9.08 of the Original Agreement is hereby amended to read in its entirety as set forth in Exhibit H attached hereto.

4.   Amendment to Schedule 2.06(A)(1) of the Original Agreement Schedule 2.06(a)(1) of the Purchase Agreement. Schedule 2.06(A)(1) of the Original Agreement and Schedule 2.06(a)(1) of the Purchase Agreement are hereby jointly amended to be one and the same schedule and to read in its entirety as set forth in Schedule 2.06(A)(1) attached hereto.

5.   Amendment to Schedule 2.06(B) of the Original Agreement. Schedule 2.06(B) to the Original Agreement is hereby amended to read in its entirety as set forth in Schedule 2.06(B).

6.   Additional Amendments to Original Agreement. The following amendments are made to the Original Agreement:

(a)          The words “or later date” are hereby added to the first paragraph of Article III after the words “earlier date” in the 9th line of such paragraph.

(b)         The words “or later date” are hereby added to the first paragraph of Article IV after the words “earlier date” in the 6th line of such paragraph.

(c)          Section 4.07 of the Original Agreement is hereby amended in its entirety to read as follows:

“4.07 Financial Statements. Schedule 4.07 contains (i) the audited consolidated balance sheets of Cotton Holdings 1, Inc. and Subsidiaries (including, without limitation, Cotton Commercial, Cotton Restoration, and Cotton Restoration, LP) as of the years ended October 31, 2004 and October 31, 2005 prepared by the Cotton Group Companies’ certified public accountant (the “2004/2005 Audited Financial Statements”), and the related statements of income, retained earnings, and cash flows for the years then ended, and the related notes thereto; and (ii) the audited consolidated balance sheet of Cotton Holdings 1, Inc. and Subsidiaries (including, without limitation, Cotton Commercial, Cotton Restoration, and Cotton Restoration, LP) for the year ended October 31, 2006, and the related statements of income, retained earnings, and cash flows (the “2006 Audited Financial Statements”, and collectively with the 2004/2005 Audited Financial Statements, the “Audited Financial Statements”. The Audited Financial Statements present fairly the financial position of the Cotton Group Companies as of the dates thereof, and the related results of its operations for the years then ended. The Audited Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied (“GAAP”), and the Interim Financial Statements have been prepared in accordance with GAAP for interim statements on a basis consistent with prior periods. All adjustments, consisting of normal, recurring accruals necessary for a fair presentation, have been made in the Interim Financial Statements. The balance sheets as of October 31, 2006 (the “Audited Balance Sheet Date”) included in the Audited Financial Statements are referred to herein as the “Audited Balance Sheets”.”

(d)         The terms “Reviewed Financial Statements” and “Reviewed Balance Sheets” are hereby replaced in the Original Agreement (in each instance) with the terms “Audited Financial Statements” and “Audited Balance Sheets” respectively; and The terms “Interim Balance Sheet” and “Interim Financial Statements” are hereby deleted (in each instance) from the Original Agreement.

(e)          Section 4.27(d) of the Original Agreement is hereby deleted in its entirety.

7.   Ratification and Republication. Except as amended by this Amendment, the parties do hereby ratify and republish the Original Agreement and the Purchase Agreement.”

8.   Incorporation by Reference. The attachment to this Amendment referred to or included herein constitutes an integral part to this Amendment and is incorporated into this Amendment by this reference.

9.   Benefit. All the terms and provisions of this Amendment shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

10.         Construction. Words of any gender used in this Amendment shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

11.         Multiple Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.         Entire Agreement. This Amendment and the Original Agreement and the Purchase Agreement, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof, and may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. Without limiting the generality of the foregoing, in the event of any of conflict between this Amendment and the Original Agreement and the Purchase Agreement, this Amendment shall control.

IN WITNESS WHEREOF, each of the parties hereto has duly executed and delivered this Agreement as of the ___ day of February, 2007.

CHARYS HOLDING COMPANY, INC.

By
Billy V. Ray, Jr., Chief Executive Officer

C&B/COTTON HOLDINGS, INC

TROY CROCHET	By
Troy Crochet, President

CROCHET & BOREL SERVICES, INC

By
Troy Crochet, President

COTTON HOLDINGS 1, INC

By
Peter Bell, President

COTTON COMMERCIAL USA, LP

By Cotton USA GP, LLC, its sole general partner

By
Peter Bell, President

COTTON RESTORATION OF CENTRAL TEXAS, LP

By CCI-GP, LLC, its sole general partner

By
Peter Bell, President

SELLER:		SELLER:

CHAD WEIGMAN		BLAKE STANSELL

SELLER:		SELLER:

BRYAN MICHALSKY		JAMES SCAIFE

SELLER:		SELLER:

RANDALL THOMPSON		PETER BELL

SELLER:	SELLER:

DARYN EBRECHT	RUSSELL WHITE

SELLER:

JOHNNY SLAUGHTER

Attachment:
Exhibit G - Form of Non-Competition Agreements
Exhibit H - Form of Employment Agreements
Schedule 2.06(A)(1) - Incentive Compensation
Schedule 2.06(B) - Integration Incentive Compensation

Exhibit G
Form of Non-Competition Agreements

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is made ______, 2006 (the “Effective Date”), by and between [___________] (“Seller”) and [___________], a ____________________ (“Company”). All capitalized terms not otherwise defined herein shall have the meaning given to them in the Stock and Limited Partnership Interest Purchase Agreement, dated as of ________, 2006, among Charys Holding Company, Inc. (“Charys”), Cotton Holdings 1, Inc., Cotton Commercial USA, LP, Cotton Restoration of Central Texas, LP and the Sellers thereto (the “Stock Purchase Agreement”).

W I T N E S S E T H:

WHEREAS, Seller holds shares of stock or limited partnership interests in Cotton Holdings 1, Inc., Cotton Commercial USA, LP or Cotton Restoration of Central Texas, LP, and is an executive officer of such entity, which is in the business of providing fire and water restoration services to customers throughout the United States of America (the “Business”);

WHEREAS, pursuant to the Stock Purchase Agreement, Charys is purchasing all of the outstanding equity interests of Cotton Holdings 1, Inc., Cotton Commercial USA, LP and Cotton Restoration of Central Texas, LP;

WHEREAS, contemporaneously herewith, Seller and Company are entering into an Employment Agreement (the “Employment Agreement”);

WHEREAS, Charys would not have entered into the Stock Purchase Agreement, and Company would not have entered into the Employment Agreement, without ensuring the confidentiality of certain information and protection against competition and solicitation by the Seller;

WHEREAS, Company, or its respective assigns, will continue to engage in its business throughout the Gulf Coast region of the United States of America (the “Territory”); and

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and in the Stock Purchase Agreement and Employment Agreement, the benefits which Seller will receive from the transactions contemplated by the Stock Purchase Agreement and Employment Agreement, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    COVENANTS

1.1    Acknowledgements by Seller. Seller acknowledges the following:

(a)    Seller has been engaged in the Business. Such Business is highly competitive.

(b)    Seller’s participation in the Business has provided Seller with valuable, confidential and proprietary information concerning the Business and its future plans, much of which Seller participated in developing.

(c)    Seller has had access to and has become acquainted with various trade secrets, proprietary data and other confidential information of the Business and may have contributed to such information, consisting of documents, files, software, development work computer programs and databases, processes, techniques and procedures, and related documentation, compilations of information, records and specifications, used in or related to the Business, including:

(i)    business information, such as (but not limited to) the business practices, suppliers, operational methods, technical processes, future plans, techniques, patent information and applications, leases, contracts and business plans;

(ii)   financial information, such as (but not limited to) earnings, sales, assets, debts, prices, pricing structure, margins, volume and quantities of purchases or sales, and other financial data;

(iii)         marketing information such as (but not limited to) prior, ongoing or proposed marketing programs, presentations or agreements by or on behalf of the Business, pricing information, marketing tests and results of marketing efforts;

(iv)         personnel information, such as (but not limited to) employees’ personal or medical histories, compensation, employee incentive programs, terms of employment, actual or proposed promotions, hirings, resignations, terminations including reasons for such terminations, training methods and other personnel information;

(v)          customer information, such as (but not limited to) past, existing or prospective customers’ names, addresses or backgrounds, customer specifications and requirements, prices that particular or various customers are charged or pay for services, proposals or agreements between customers and the Business, status of customers’ accounts, and other information about actual or prospective customers; and

(vi)         customer or prospective customer trade secrets, proprietary data and other confidential information that is provided to Seller for the sole and exclusive purpose of permitting Seller to market or provide products or services of the Business to such customers or prospective customers.

(d)    Any unauthorized possession, communication or use of Confidential Information (defined below) would enable Seller (or any third party to whom the Seller might disseminate the Confidential Information) to compete unfairly with Company by using the Confidential Information to such person’s advantage.

(e)    The agreements and covenants contained in this Agreement are essential to protect the interests of Company in connection with the transactions contemplated by the Stock Purchase Agreement.

(f)     Company and Charys would not have consummated the transactions contemplated by the Stock Purchase Agreement, and the Company would not have entered into the Employment Agreement, but for the agreements and covenants contained in this Agreement.

For purposes of this Agreement, the trade secrets and confidential information referred to in Section 1.1(c) above, including those described in subsections 1.1(c)(i) through (vi), shall be collectively referred to as the “Confidential Information”; provided, however, that “Confidential Information” shall not include information that (A) is available from sources, other than Seller or their respective affiliates, which sources Seller reasonably believes do not have a duty of confidentiality to Company with respect to such information, or (B) is or becomes publicly available other than as a result of any Seller’s breach of this Agreement.

1.2    Noncompetition. For a period of three (3) years from the date of this Agreement or, if longer, for a period beginning on the date of this Agreement and ending two (2) years after the Employment Agreement’s Expiration Date (as defined in the Employment Agreement), (the “Restricted Period”), Seller shall not, on his own behalf or on behalf of others, directly or indirectly, own, manage, operate, control, invest in, or participate in the ownership, management, operations, or control of, lend any Seller’s name or any similar name to, any person, entity or business engaged in the Business in the Territory. Notwithstanding the foregoing, Seller shall not be prohibited from having beneficial ownership of up to 2% of the equity interest of any business entity, the equity securities of which are registered under the Securities Exchange Act of 1934, as amended.

1.3    Nondisclosure of Confidential Information.

(a)    Seller acknowledges that (i) Company has a legitimate and continuing proprietary interest in the Confidential Information that Company has acquired for significant consideration; and (ii) in order to guard such interest of Company, it is necessary for Company to protect all Confidential Information. Seller agrees that his obligations under Section 1.3(b) of this Agreement shall be absolute and unconditional.

(b)    Seller shall not, directly or indirectly, during the Restricted Period, use, exploit, publish or otherwise disclose in any manner any Confidential Information, and shall otherwise keep all Confidential Information confidential. Notwithstanding the foregoing, Seller shall be entitled to disclose Confidential Information as may be required by applicable law, including a subpoena or court or administrative order, provided that in any such case Seller shall use reasonable efforts to give advance written notice of any such disclosure to Company and Chayrs. In addition, Seller shall be entitled to use or disclose Confidential Information to the extent necessary to (i) prepare tax returns of Seller or (ii) to enforce its rights under the Stock Purchase Agreement and other documents executed in connection therewith.

(c)    Seller acknowledges that all physical property of the Business in the direct or indirect possession of any Seller, including all documents, files, software, development work computer programs and databases, processes, techniques and procedures, and related documentation, compilations of information, records, specifications, equipment and similar items relating to the Business or any of the Customers, whether or not prepared by Seller and whether or not such property is Confidential Information, (i) is and shall remain the exclusive property of the Business and (ii) shall not be removed from the premises of the Business. For purposes of this Section 1.3 and Section 1.5 of this Agreement, “Customers” shall mean any customer of the Company, and their respective affiliates, successors, and assigns, as of the date hereof and as of the Employment Agreement’s Expiration Date.

1.4    Nonsolicitation of Employees. Seller shall not, directly or indirectly, solicit the employment of, employ, recruit, or retain as an independent contractor or otherwise, any current employee of Company, or in any way induce or cause any current or future employee of Company, or any independent contractor with whom Company does business, to terminate its relationship with Company, or otherwise interfere or attempt to interfere in any way with any such relationship in accordance with the terms of the Employment Agreement.

1.5    Nonsolicitation of Customers. During the Restricted Period, Seller shall not, on its or his own behalf or on behalf of others, directly or indirectly, solicit any Customers for the purpose of engaging in the Business.

1.6    Non-Disparagement. Unless necessary to prosecute any claims against each other pursuant to this Agreement, the Stock Purchase Agreement or as required by law, including in response to a subpoena or court or administrative order, neither Company nor Seller shall, during the Restricted Period or anytime thereafter, disparage the other or any of its officers, directors, employees or direct or indirect equity owners (or their respective officers, directors or employees) in any way, including by making statements that would call into question the professional competence, billing or distribution practices, business competence or reputation of any of them.

2.     RIGHTS AND REMEDIES UPON BREACH.

Seller acknowledges that (a) the provisions of this Agreement are fundamental and essential for the protection of Company’s legitimate business and proprietary interests; (b) such provisions are reasonable and appropriate in all respects; and (c) any breach of this Agreement will result in irreparable damage to Company for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate. Accordingly, in the event of any actual or threatened breach by Seller of any provision of Sections 1.2, 1.3, 1.4, 1.5, or 1.6, Company shall, in addition to any other remedies permitted by law, be entitled to seek, and Seller consents to, equitable remedies including specific performance, injunctive relief, a temporary restraining order, and temporary or permanent injunctions, in any court of competent jurisdiction, to prevent or otherwise restrain a breach of such provision, without the necessity of proving harm or damages or the posting of any bond or other security, and to recover any and all costs and expenses, including reasonable attorneys’ fees, incurred in enforcing this Agreement against Seller. Such relief shall be in addition to, and not in substitution of, any other remedies available to Company. The existence of any claim or cause of action of Seller against Company shall not constitute a defense to the enforcement by Company of the covenants contained in Sections 1.2, 1.3, 1.4, 1.5 or 1.6. Seller shall not defend any such claim or cause of action on the basis that there is an adequate remedy at law. The Restricted Period shall be extended by any period during which Seller is in breach of this Agreement as finally determined by a court of competent jurisdiction.

3.     SEVERABILITY; BLUE PENCILING.

The necessity of each of the restrictions set forth above and the nature and scope of each such restriction has been carefully considered, bargained for and agreed to by Company, Charys and Seller (each a “Party”, and, collectively, the “Parties”). The Parties hereby agree and acknowledge that the duration, scope and geographic area applicable to each of the restrictions set forth in this Agreement are fair, reasonable and necessary. The consideration provided for in the Stock Purchase Agreement, Employment Agreement, and recited in this Agreement is sufficient and adequate to compensate Seller for agreeing to each of the restrictions contained in this Agreement. However, in the event that any portion of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable, including by reason of its being extended over too great a period of time or too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable. Each provision and part of a provision of this Agreement shall be deemed a separate and severable covenant. It is the desire and intent of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which such enforcement is sought. Accordingly, a court of competent jurisdiction is directed to modify any provision to the extent necessary to render such provision enforceable, and if such cannot be lawfully done, to sever any such portion of a provision, but only such portion of a provision as necessary to cause the remaining provisions or portions of such provision to be enforceable.

4.     MISCELLANEOUS.

4.1    Representations of Seller. Seller represents and warrants that Seller has read and understands this Agreement and has consulted with legal counsel who has explained all of its terms and provisions and that the agreed upon consideration for the undertakings made by Seller in this Agreement is adequate. Seller acknowledges and agrees that the restrictions on competitive activities and the other undertakings made by Seller in this Agreement will adversely affect such Seller’s ability to obtain future business and to engage in other pursuits and that Seller nonetheless intends to be bound by all of the restrictions, undertakings and other obligations required in this Agreement.

4.2    Amendments and Waiver. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective unless it is in writing and signed by the Parties, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Any Party’s lack of enforcement of any provision of this Agreement shall not be construed as a waiver, and the nonbreaching Party may elect to enforce any such provision at any time in the event of a past, repeated or continuing breach. The rights and remedies in this Agreement are the exclusive rights and remedies that the Parties may have upon a breach of this Agreement.

4.3    Notices. All notices or other communications required or permitted under this Agreement shall be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile, provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight courier service (receipt requested), in each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a party may designate by notice to the other parties):

Seller:			Company:

		[		]

With a copy to:			Attn: Chairman of the Board

Fax No.:	(___) ___-____		With copies to:
Attention:
Charys Holding Company, Inc.
1117 Perimeter Center West, Suite N415
Atlanta, Georgia 30338
Attention : Billy V. Ray, Jr.,
Chief Executive Officer

and

Paul, Hastings, Janofsky & Walker, LLP
600 Peachtree Street N.E., Suite 2400
Atlanta, Georgia 30308-2222
Fax No: (404) 815-2424
Attention: Wayne Bradley

Either Party may change its address for receiving notice by giving written notice to the other Party in the manner provided in this Section 4.3.

4.4   Governing Law. This Agreement shall be governed by, and construed, enforced and interpreted in accordance with, the substantive laws (without regard to its conflicts of laws provisions) of the State of Texas.

4.5   Successors and Assigns. This Agreement, and the rights and obligations of the Parties, shall inure to the benefit of and be binding on the Parties and their respective successors and assigns. Seller not may assign any rights, benefits, duties or obligations under this Agreement.

4.6   Entire Agreement. This Agreement, the Stock Purchase Agreement and the documents referred to therein, and the Employment Agreement express the entire agreement and understanding between the Parties with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements are merged herein and therein and superseded hereby and thereby.

4.7   Rules of Construction. The term “including” shall mean “including without limitation.” The term “person” shall be broadly construed to mean any individual, trust, partnership, corporation, limited liability company, organization, joint venture or any other entity or body of any nature. The Article, Section and other headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.8    Expenses. Each Party shall pay its own costs and expenses in connection with the transactions contemplated by this Agreement.

4.9    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

Company:			Seller:
[		]

By:
Name:			[NAME]
Title:	Chairman of the Board

Signature Page to Non-Competition Agreement

Exhibit H

Form of Employment Agreements

EMPLOYMENT AGREEMENT

I,__________, agree to the terms and conditions of employment with [_________] a [_________] (“Company”),1 set forth in this Employment Agreement (“Agreement”). All capitalized terms not otherwise defined herein shall have the meaning given to them in the Stock and Limited Partnership Interest Purchase Agreement, dated as of _______, 2006, among Charys Holding Company, Inc. (“Charys”), Cotton Holdings 1, Inc., Cotton Commercial USA, LP, Cotton Restoration of Central Texas, LP, and the individual signatories thereto (the “Stock Purchase Agreement”).

1.    Term of Employment. My employment under this Agreement shall commence on _______, 2006 (“Effective Date”) and end on the date (“Expiration Date”) that is the earlier to occur of (i) the fifth anniversary (“5th Anniversary”)of the Effective Date or (ii) if my employment is terminated under Section 5 of this Agreement, the date of such termination. If I have remained continuously employed with the Company from the Effective Date until the 5th Anniversary, the Company shall have the option of extending my employment for an additional one-year term, provided, however, that prior to such extension the Company must provide me notice (“Extension Notice”) of their election to extend my employment for such additional 1 year term and such notice must be received by me at least 90 days prior to the 5th Anniversary. If the Company continues to employ me beyond the Expiration Date without entering into a written agreement extending the term of this Agreement, except as provided in a new written employment agreement between the Company and me, all obligations and rights under this Agreement and the Non-Competition Agreement (being made between the Company and me contemporaneously with the execution of this Agreement) shall prospectively lapse as of the Expiration Date, except for the Company’s ongoing indemnification obligation under Section 4(f), my confidentiality and other obligations under Section 6, and our mutual arbitration obligations under Section 8, and I thereafter shall be an at-will employee of the Company.

2.    Nature of Duties. I shall be the Company’s [________]. As such, I shall work exclusively for the Company and shall have all of the customary powers and duties associated with that position. I agree that the Company may alter my duties from time to time. I shall devote my full business time and effort to the performance of my duties for the Company, which I shall perform faithfully and to the best of my ability. I shall be subject to the Company’s policies, procedures and approval practices, as generally in effect from time to time. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for me to (i) serve on corporate (subject to approval of the Board), civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of my responsibilities to the Company in accordance with this agreement.

3.    Place of Performance. I shall be based at [_________], except for required travel on the Company’s business.

1 Will likely be either Cotton Holdings or the Disaster Remediation Holding Company.

4.    Compensation and Related Matters.

(a)    Base Salary. [___________]

(b)    Bonus. As determined by the board of directors of the Company.

(c)    Automobile Allowance. The Company shall provide an automobile, or shall provide to me an automobile allowance equal to [___________] per month.

(d)    Standard Benefits. During my employment, I shall be entitled to continue to participate in all employee benefit plans and programs, including paid vacations, that are provided by the Company as of _______, 2006 in accordance with the terms of those plans and programs and applicable law. In addition, I shall be entitled to receive an assigned vehicle from the Company’s fleet or a car allowance commensurate with my position. The Company shall pay for the cost of health insurance covering myself, my spouse and my dependents and such “paid for” insurance shall include all additional insurance such as dental, eye care and disability as may be offered to other employees of the Company under the insurance plan or plans maintained from time to time by the Company.

(e)    401(k). During my employment, I shall be entitled to continue to participate in the Company’s 401(k) plan, in accordance with the terms of that plan and applicable law.

(f)    Indemnification. The Company shall extend to me the same indemnification arrangements as are generally provided to other similarly situated Company executives, including after termination of my employment. If I am named as an officer and director of the Company or its parent, subsidiary(ies), or affiliate, the Company shall purchase and a policy of liability insurance, naming me as an insured, that covers any potential liability that I may have in my capacity as an officer and/or director, save and except for any intentional acts or those acts or omissions constituting gross negligence on my part.

(g)    Expenses. I shall be entitled to receive prompt reimbursement for all reasonable and customary travel and business expenses I incur in connection with my employment, but I must incur and account for those expenses in accordance with the policies and procedures established by the Company.

(h)    Sarbanes-Oxley Act Loan Prohibition. To the extent that any Company benefit, program, practice, arrangement, or this Agreement would or might otherwise result in my receipt of an illegal loan (“Loan”), the Company shall use reasonable efforts to provide me with a substitute for the Loan that is lawful and of at least equal value to me. If this cannot be done, or if doing so would be significantly more expensive to the Company than making the Loan, the Company need not make the Loan to me or provide me substitute for it.

5.    Termination.

(a)    Rights and Duties. If my employment is terminated, I shall be entitled to the amounts or benefits shown on the applicable row of the following table, subject to the balance of this Section 5. The Company and I shall have no further obligations to each other, except the Company’s ongoing indemnification obligation under Section 4(f), my confidentiality and other obligations under Section 6, and our mutual arbitration obligations under Section 8, or as set forth in any written agreement I subsequently enter into with the Company.

DISCHARGE FOR CAUSE
Payment or provision when due of (1) any unpaid base salary, expense reimbursements, and vacation days accrued prior to termination of employment, and (2) other unpaid vested amounts or benefits under Company compensation, incentive, and benefit plans.

DISABILITY	Same as for “Discharge for Cause” EXCEPT that I also shall be potentially eligible for disability benefits under any Company-provided disability plan in which I then participate.
DISCHARGE OTHER THAN FOR CAUSE OR DISABILITY
Same as for “Discharge for Cause” EXCEPT that, in exchange for my execution of a release in accordance with this section, my base salary, but not my employment, shall continue through the date that is the later to occur of (i) the 5th Anniversary, (ii) the Agreement’s Expiration Date or (iii) 1 year past the date of my discharge.

RESIGNATION	Same as for “Discharge for Cause.”
DEATH
Same as for “Discharge for Cause” EXCEPT that the Company shall pay to my spouse or the personal representative of my estate a payment of three times my then annual salary within 30 days of my death, which payment may be insured by one or more Company owned insurance policies on my life.

EXPIRATION OF AGREEMENT	Same as for “Discharge for Cause.”

(b)    Discharge for Cause. The Company may terminate my employment at any time if it reasonably believes in good faith that it has Cause to terminate me. “Cause” shall mean:

(i)    my refusal to follow the Company’s lawful directions or my material failure to perform my duties (other than by reason of physical or mental illness, injury, or condition), in either case, after I have been given notice of my default and a reasonable opportunity to cure my default;

(ii)   my material failure to comply with Company policies;

(iii)          my engaging in conduct that is or may be unlawful or disreputable, to the possible detriment of the Company and its subsidiaries and affiliates, and their predecessors and successors (“Group”), or my own reputation; or

(iv)          my engaging in activities on behalf of an enterprise which competes or plans to compete with the Company or any of its subsidiaries or affiliates.

(c)    Termination for Disability or Death. Except as prohibited by applicable law, the Company may terminate my employment on account of my Disability, or may transfer me to inactive employment status, which shall have the same effect under this Agreement as a termination for Disability. “Disability” means a physical or mental illness, injury, or condition that prevents me from performing my duties, as determined under Company policies relating to disability applicable to me and other similarly situated employees.

(d)    Discharge Other Than for Cause or Disability. The Company may terminate my employment at any time for any reason; provided, however, that if my employment is terminated for any reason other than for Cause under Section 5(b), the Company shall provide me with 90 days advance written notice of such intention to terminate my employment. If I am terminated by the Company other than for Cause under Section 5(b) or for Disability under Section 5(c), I will only receive the special benefits provided for a non-Cause discharge under Section 5(a) if I sign a general release form furnished to me by the Company (which may include any provision customary in formal settlement agreements and general releases, including such things as my release of the Company and all conceivably related persons or entities (“affiliates”) from all known and unknown claims, my covenant never in the future to pursue any released claim, my promise never to seek employment with the Company or any affiliate in the future, my promise not to solicit current or former customers, employees, suppliers or, to the fullest extent lawful, engage in business activities that compete with the Company or any affiliate, or disclose or use any of their proprietary or trade secret information) within 60 days after my employment ends (or within 60 days after an arbitrator determines that I am entitled to such payments if I sign the general release) and I do not thereafter properly revoke the release.

(e)    Resignation. I promise not to resign my employment before the Expiration Date without giving the Company at least 30 days advance written notice. If I resign, the Company may accept my resignation effective on the date set forth in my notice or any earlier date. If I resign, I shall nevertheless remain employed under this Agreement except to the extent the Company elects to cancel it.

(f)    Death. If I die while employed under this Agreement, the payments required by Section 5(a) in the event of my death shall be made, including but not limited to the payment by the Company to my spouse or the personal representative of my estate of three times my then annual salary within 30 days of my death, which payment may be insured by one or more Company owned insurance policies on my life.

(g)    Transfers to Group Member. My transfer to another member of the Group shall not be deemed a termination of my employment under this Agreement if it assumes this Agreement.

(h)    Disputes Under This Section. All disputes relating to this Agreement, including disputes relating to this section, shall be resolved by final and binding arbitration under Section 8. For example, if the Company and I disagree as to whether the Company had Cause to terminate my employment, we will resolve the dispute through arbitration; the arbitrator will decide whether the Company had Cause to terminate me.

(i)    Amounts Owed to the Company. Any amounts payable to me under this section shall first be applied to repay any amounts I owe the Company.

6.    Confidentiality. I acknowledge that as an integral part of the Company’s business, the Company has developed, and will develop, at a considerable investment of time and expense, marketing and business plans and strategies, procedures, methods of operation and marketing, financial data, lists of actual and potential customers and suppliers, and independent sales representatives and related data, technical procedures, engineering and product specifications, plans for development and expansion, and other confidential and sensitive information, and I acknowledge that the Company has a legitimate business interest in protecting the confidentiality of such information. I acknowledge that I will be entrusted with such information as well as confidential information belonging to customers, suppliers, and other third parties.

(a)    “Trade Secrets” are defined as information, regardless of form, belonging to the Company, licensed by it, or disclosed to it on a confidential basis by its customers, suppliers, or other third parties, including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, product plans, or lists of actual or potential customers or suppliers which are not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b)    “Confidential Information” is defined as information, regardless of form, belonging to the Company, licensed by it, or disclosed to it on a confidential basis by its customers, suppliers, or other third parties, other than Trade Secrets, which is material and valuable to the Company and not generally known by the public.

(c)    Promise Not to Disclose. I promise never to use or disclose any Trade Secret before it has become generally known within the relevant industry through no fault of my own. I agree that this promise shall never expire. I further promise that, while this Agreement is in effect and for 24 months after the Expiration Date, I will not, without the prior written approval of the Company, disclose any Confidential Information before it has become generally known within the relevant industry through no fault of my own.

(d)    Promise Not to Solicit. To prevent me from inevitably breaking this promise, I further agree that, while this Agreement is in effect and for 24 months after the Expiration Date: (1) as to any customer or supplier of the Group with whom I had dealings or about whom I acquired proprietary information during my employment, I will not solicit or attempt to solicit (or assist others to solicit) the customer or supplier to do business with any person or entity other than the Group; and (2) I will not solicit or attempt to solicit (or assist others to solicit) for employment any person who is, at the Expiration Date or within the preceding 12 months was, an officer, manager, employee, or consultant of the Group.

(e)    Promise Not to Engage in Certain Employment. I agree that, while this Agreement is in effect and for 24 months after the Expiration Date, I will not accept any employment or engage in any activity, without the written consent of the Board if the loyal and complete fulfillment of my duties would inevitably require me to reveal or utilize Trade Secrets or Confidential Information, as reasonably determined by the Board.

(f)    Return of Information. When my employment with the Company ends, I will promptly deliver to the Company, or, at its written instruction, destroy, all documents, data, drawings, manuals, letters, notes, reports, electronic mail, recordings, and copies thereof, of or pertaining to it or any other Group member in my possession or control. In addition, during my employment with the Company or the Group and thereafter, I agree to meet with Company personnel and, based on knowledge or insights I gained during my employment with the Company and the Group, answer any question they may have related to the Company or the Group.

(g)    Promise to Discuss Proposed Actions in Advance. To prevent the inevitable use or disclosure of Trade Secrets or Confidential Information, I promise that, before I disclose or use Trade Secrets or Confidential Information or any other activity that is likely to cause me to violate the promises I have just made, I will discuss my proposed actions with an attorney for the Company, who will advise me in writing whether my proposed actions would violate these promises.

(h)    Intellectual Property. Intellectual property (including such things as all ideas, concepts, inventions, plans, developments, software, data, configurations, materials (whether written or machine-readable), designs, drawings, illustrations, and photographs, that may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret, or other intellectual property law), developed, created, conceived, made, or reduced to practice during my Company employment (except intellectual property that has no relation to the Group or any Group customer that I developed, purely on my own time and at my own expense), shall be the sole and exclusive property of the Company, and I hereby assign all my rights, title, and interest in any such intellectual property to the Company.

(i)    Execution of Innovation Agreement. I agree to the terms of the Company’s Assignment of Inventions agreement, which is attached to this Agreement as Schedule 1, and I promise to execute it contemporaneously with this Agreement.

(j)    Enforcement of This Section. This section shall survive the termination of this Agreement for any reason. I acknowledge that (a) my services are of a special, unique, and extraordinary character and it would be very difficult or impossible to replace them, (b) this section’s terms are reasonable and necessary to protect the Company’s legitimate interests, (c) this section’s restrictions will not prevent me from earning or seeking a livelihood, (d) this section’s restrictions shall apply wherever permitted by law, and (e) my violation of any of this section’s terms would irreparably harm the Company. Accordingly, I agree that, if I violate any of the provisions of this section, the Company or any Group member shall be entitled to, in addition to other remedies available to it, an injunction to be issued by any court of competent jurisdiction restraining me from committing or continuing any such violation, without the need to prove the inadequacy of money damages or post any bond or for any other undertaking.

7.    Notice.

(a)    To the Company. I will send all communications to the Company in writing, addressed as follows (or in any other manner the Company notifies me to use):

If Mailed:	[______________________________________]
_________________________________
_________________________________
Attention: Chairman of the Board

With a copy to:
Charys Holding Company, Inc.
1117 Perimeter Center West, Suite N 415
Atlanta, Georgia 30338
Attention: Billy V. Ray, Jr., Chief Executive Officer

(b) To Me. All communications from the Company to me relating to this Agreement must be sent to me in writing as follows (or in any other manner that I notify the Company) at my Company office or in any other manner I notify the Company to use.

If mailed:

With a copy to:

(c)    Time Notice Deemed Given. Notice shall be deemed to have been given when delivered or, if earlier (1) when mailed by United States certified or registered mail, return receipt requested, postage prepaid, or (2) faxed with confirmation of delivery, in either case, addressed as required in this section.

8.    Arbitration of Disputes. All disputes between the Company and me are to be resolved by final and binding arbitration in accordance with the separate Arbitration Agreement attached as Schedule 2 to this Agreement. This section shall remain in effect after the termination of this Agreement.

9.    Golden Parachute Limitation. I agree that my payments and benefits under this Agreement and all other contracts, arrangements, or programs shall not, in the aggregate, exceed the maximum amount that may be paid to me without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company’s independent auditors. If any benefits must be cut back to avoid triggering such penalties, my benefits shall be cut back in the priority order designated by the Company. If an amount in excess of the limit set forth in this section is paid to me, I will repay the excess amount to the Company upon demand, with interest at the rate provided for in Internal Revenue Code Section 1274(b)(2)(B). The Company and I agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties with respect to payments or benefits I receive.

10.          Amendment. No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by a duly authorized Company officer and me. Thus, for example, promotions, commendations, and/or bonuses shall not, by themselves, modify, amend, or extend this Agreement. A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

11.   Interpretation; Exclusive Forum. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Texas (excluding any that mandate the use of another jurisdiction’s laws). Any litigation, arbitration, or similar proceeding with respect to such matters only may be brought within that state, and all parties to this Agreement consent to that state’s jurisdiction and agree that venue anywhere in that state would be proper.

12.   Successors. This Agreement shall be binding upon, and shall inure to the benefit of, me and my estate, but I may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which I participate. Without my consent, the Company may assign this Agreement to any affiliate or successor that agrees in writing to be bound by this Agreement, after which any reference to the “Company” in this Agreement shall be deemed to be a reference to the affiliate or successor, and the Company thereafter shall have no further primary, secondary or other responsibilities or liabilities under this Agreement of any kind.

13.   Taxes. The Company shall withhold taxes from payments it makes pursuant to this Agreement as it determines to be required by applicable law.

14.   Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In the event that a court of competent jurisdiction determines that any provision of this Agreement is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Agreement within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

15.   Counterparts. This Agreement may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.

16.   Entire Agreement. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. However, this Agreement does not override other written agreements I have executed relating to specific aspects of my employment, such as conflicts of interest.

17.   Former Employers. I am not subject to any employment, confidentiality, or other agreement or restriction that would prevent me from fully satisfying my duties under this Agreement or that would be violated if I did so. Without the Company’s prior written approval, I promise I will not:

(a)    disclose proprietary information belonging to a former employer or other entity without its written permission (except for information of the Cotton Group Companies disclosed to the Company);

(b)    contact any former employer’s customers or employees to solicit their business or employment on behalf of the Group; or

(c)    distribute announcements about or otherwise publicize my employment with the Group.

I will indemnify and hold the Company harmless from any liabilities, including defense costs, it may incur because of my breach of any of these promises or if I improperly reveal or use such proprietary information, or if a former employer challenges my entering into this Agreement or rendering services pursuant to it.

18.    Department of Homeland Security Verification Requirement. If I have not already done so, I agree to timely file all documents required by the Department of Homeland Security to verify my identity and my lawful employment in the United States. Notwithstanding any other provision of this Agreement, if I fail to meet any such requirements promptly after receiving a written request from the Company to do so, I agree that my employment shall terminate immediately and that I shall not be entitled to any compensation from the Company of any type.

[Signature Page Follows]

I ACKNOWLEDGE THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE SUBJECTS COVERED IN THIS AGREEMENT ARE CONTAINED IN IT AND THAT I HAVE ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

I UNDERSTAND THAT PAUL, HASTINGS, JANOFSKY & WALKER LLP (PHJ&W) REPRESENTED THE COMPANY, NOT ME, IN NEGOTIATING THIS CONTRACT; I WAS REPRESENTED BY SEPARATE COUNSEL. TO THE EXTENT PHJ&W HAS REPRESENTED ME, IS REPRESENTING ME, OR REPRESENTS ME IN THE FUTURE, I IRREVOCABLY WAIVE ANY CONFLICT OF INTEREST OBJECTIONS I MAY HAVE TO ITS REPRESENTATION OF THE COMPANY AS TO ANY MATTERS RELATING TO MY EMPLOYMENT BY THE COMPANY, INCLUDING THE NEGOTIATION OF THIS CONTRACT.

I FURTHER ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ALL OF IT, AND THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT, TOGETHER WITH ALL ATTACHED SCHEDULES AND EXHIBITS, WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISHED TO DO SO. I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL.

Date:	[	]

By:
Name:
Date:	Title: Chairman of the Board
	[	]

Signature Page to [______________] Employment Agreement

Schedule 1

ASSIGNMENT OF INVENTIONS

1.    I will promptly disclose in writing to the Company all Inventions. For purposes of this Agreement, “Invention” shall mean any discovery, whether or not patentable, as well as improvements thereto, which is conceived or first practiced by me, alone or in a joint effort with others, whether prior to or following execution of this Agreement, which: (i) may be reasonably expected to be used in a product of the Company; (ii) results from work that I have been assigned as part of my duties as an employee of the Company; (iii) is in an area of technology which is the same as or substantially related to the areas of technology with which I am involved; (iv) is useful, or which the Company reasonably expects may be useful, in any manufacturing or product design process of the Company; or (v) utilizes any Confidential Information.

2.    All Inventions developed while employed by the Company in the scope of such my employment and duties belong to and are the sole property of the Company and will be subject to this Agreement. I assign to the Company all right, title, and interest I may have or may acquire in and to all Inventions. I shall sign and deliver to the Company (during and after employment) any other documents that the Company considers reasonably necessary to provide evidence of (i) the assignment of all of my rights, if any, in any Inventions and (ii) the Company’s ownership of such Inventions.

3.    I will assist the Company in applying for, prosecuting, obtaining, or enforcing any patent, copyright, or other right or protection relating to any Invention, all at the Company’s expense but without consideration to me in excess of my salary or wages. If the Company requires any assistance after termination of my employment, I will be compensated for time actually spent in providing that assistance at an hourly rate equivalent to my salary or wages during the last period of employment with the Company.

4.    If the Company is unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections, with the same force and effect as if executed and delivered by me.

[signature page follows]

Employee:	[		]

Signature of Employee		Signature of Authorized Company Representative

Print Name of Employee		Title of Representative

Date		Date

Signature Page to Assignment of Inventions Agreement

Schedule 2

MUTUAL AGREEMENT TO ARBITRATE CLAIMS

I recognize that differences may arise between the Company and me during or following my employment with the Company, and that those differences may or may not be related to my employment. I understand and agree that by entering into this Mutual Agreement to Arbitrate Claims (“Agreement”), I anticipate gaining the benefits of a speedy, impartial, final and binding dispute-resolution procedure.

Except as provided in this Agreement, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Agreement. To the extent that the Federal Arbitration Act is inapplicable, or held not to require arbitration of a particular claim or claims, state law pertaining to agreements to arbitrate shall apply.

Claims Covered by the Agreement

The Company and I mutually consent to the resolution by arbitration of all claims or controversies (“claims”), past, present or future, whether or not arising out of my employment (or its termination), that the Company may have against me or that I may have against any of the following (1) the Company, (2) its officers, directors, employees or agents in their capacity as such or otherwise, (3) the Company’s parent, subsidiary and affiliated entities, (4) the Company’s benefit plans or the plans' sponsors, fiduciaries, administrators, affiliates and agents, and/or (5) all successors and assigns of any of them.

The only claims that are arbitrable are those that, in the absence of this Agreement, would have been justiciable under applicable state or federal law. The claims covered by this Agreement include, but are not limited to: claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, physical or mental disability or handicap, or medical condition); claims for benefits (except claims under an I benefit or pension plan that either (1) specifies that its claims procedure shall culminate in an arbitration procedure different from this one, or (2) is underwritten by a commercial insurer which decides claims); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims excluded in the section of this Agreement entitled “Claims Not Covered By The Agreement.”

Except as otherwise provided in this Agreement, both the Company and I agree that neither of us shall initiate or prosecute any lawsuit or administrative action (other than an administrative charge of discrimination to the Equal Employment Opportunity Commission, California Department of Fair Employment and Housing or similar fair employment practices agency, or an administrative charge within the jurisdiction of the National Labor Relations Board), in any way related to any claim covered by this Agreement.

Claims Not Covered by the Agreement

Claims for workers’ compensation or unemployment compensation benefits are not covered by this Agreement.

Also not covered are claims by the Company or by me for temporary restraining orders or preliminary injunctions (“temporary equitable relief”) in cases in which such temporary equitable relief would be otherwise authorized by law. Such resort to temporary equitable relief shall be pending and in aid of arbitration only, and in such cases the trial on the merits of the action will occur in front of, and will be decided by, the Arbitrator, who will have the same ability to order legal or equitable remedies as could a court of general jurisdiction.

Time Limits for Commencing Arbitration and Required Notice of All Claims

The Company and I agree that the aggrieved party must give written notice of any claim to the other party no later than the expiration of the statute of limitations (deadline for filing) that the law prescribes for the claim. Otherwise, the claim shall be void and deemed waived. I understand that the aggrieved party is encouraged to give written notice of any claim as soon as possible after the event or events in dispute so that arbitration of any differences may take place promptly.

Written notice to the Company, or its officers, directors, employees or agents, shall be sent to the Company’s chief operating officer or chief legal officer or person with similar authority at the Company's then-current address. I will be given written notice at the last address recorded in my personnel file.

The written notice shall identify and describe the nature of all claims asserted, the facts upon which such claims are based and the relief or remedy sought. The notice shall be sent to the other party by certified or registered mail, return receipt requested.

Representation

Any party may be represented by an attorney or other representative selected by the party.

Discovery

Each party shall have the right to take depositions of up to 10 fact witnesses and any expert witness designated by another party. Each party also shall have the right to make requests for production of documents to any party and to subpoena documents from third parties. Requests for additional discovery may be made to the Arbitrator selected pursuant to this Agreement. The Arbitrator may grant an order for such requested additional discovery if the Arbitrator finds that the party requires it to adequately arbitrate a claim, taking into account the parties’ mutual desire to have a fast, cost-effective dispute resolution mechanism.

Designation of Witnesses

At least 30 days before the arbitration, the parties must exchange lists of witnesses, including any experts, and copies of all exhibits intended to be used at the arbitration.

Subpoenas

Each party shall have the right to subpoena witnesses and documents for the arbitration as well as documents relevant to the case from third parties.

Arbitration Procedures

The arbitration will be held under the auspices of a sponsoring organization, either the American Arbitration Association (“AAA”) or Judicial Arbitration & Mediation Services, with the designation of the sponsoring organization to be made by the party who did not initiate the claim.

The Company and I agree that, except as provided in this Agreement, the arbitration shall be in accordance with the sponsoring organization’s then-current employment arbitration rules/procedures. The Arbitrator shall be either a retired judge, or an attorney who is experienced in employment law and licensed to practice law in the state in which the arbitration is convened (the “Arbitrator”). The arbitration shall take place in or near the city in which I am or was last employed by the Company.

The Arbitrator shall be selected as follows. The sponsoring organization shall give each party a list of eleven (11) arbitrators drawn from its panel of employment dispute arbitrators. Each party shall have ten (10) calendar days from the postmark date on the list to strike all names on the list it deems unacceptable. If only one common name remains on the lists of all parties, that individual shall be designated as the Arbitrator. If more than one common name remains on the lists of all parties, the parties shall strike names alternately from the list of common names until only one remains. The party who did not initiate the claim shall strike first. If no common name exists on the lists of all parties, the sponsoring organization shall furnish an additional list of eleven (11) arbitrators from which the parties shall strike alternately, with the party initiating the claim striking first, until only one name remains. That person shall be designated as the Arbitrator.

The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state in which the claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Arbitrator is without jurisdiction to apply any different substantive law or law of remedies. The Federal Rules of Evidence shall apply. The Arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. The arbitration shall be final and binding upon the parties, except as provided in this Agreement.

The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems advisable. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of proceedings.

Should any party refuse or neglect to appear for, or participate in, the arbitration hearing, the Arbitrator shall have the authority to decide the dispute based upon whatever evidence is presented.

Either party, upon request at the close of hearing, shall be given leave to file a post-hearing brief. The time for filing such a brief shall be set by the Arbitrator.

The Arbitrator shall render an award and written opinion in the form typically rendered in labor arbitrations no later than thirty (30) days from the date the arbitration hearing concludes or the post-hearing briefs (if requested) are received, whichever is later. The opinion shall include the factual and legal basis for the award.

Either party shall have the right, within twenty (20) days of issuance of the Arbitrator’s opinion, to file with the Arbitrator a motion to reconsider (accompanied by a supporting brief), and the other party shall have twenty (20) days from the date of the motion to respond. The Arbitrator thereupon shall reconsider the issues raised by the motion and, promptly, either confirm or change the decision, which (except as provided by law) shall then be final and conclusive upon the parties.

Arbitration Fees and Costs

The Company will be responsible for paying any filing fee and the fees and costs of the Arbitrator; provided, however, that if I am the party initiating the claim, I will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which I am (or was last) employed by the Company. Each party shall pay for its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys' fees and costs, or if there is a written agreement providing for attorneys’ fees and/or costs, the Arbitrator may award reasonable attorneys’ fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim(s).

Judicial Review

Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and to enforce an arbitration award.

Interstate Commerce

I understand and agree that the Company is engaged in transactions involving interstate commerce.

Requirements for Modification or Revocation

This Agreement to arbitrate shall survive the termination of my employment and the expiration of any benefit plan. It can only be revoked or modified by a writing signed by both the Company’s Chief Executive Officer and me which specifically states an intent to revoke or modify this Agreement.

Sole and Entire Agreement

This is the complete agreement of the parties on the subject of arbitration of disputes (except for any arbitration agreement in connection with any pension or benefit plan). This Agreement supersedes any prior or contemporaneous oral or written understandings on the subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as specifically set forth in this Agreement.

Construction

If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement. All other provisions shall remain in full force and effect.

Consideration

The promises by the Company and by me to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other.

Not an Employment Agreement

This Agreement is not, and shall not be construed to create, any contract of employment, express or implied. Nor does this Agreement in any way alter the “at-will” status of my employment.

Voluntary Agreement

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT, THAT I UNDERSTAND ITS TERMS, THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND ME RELATING TO THE SUBJECTS COVERED IN THE AGREEMENT ARE CONTAINED IN IT, AND THAT I HAVE ENTERED INTO THE AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT ITSELF.

I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL.

Employee initials:
______________

I FURTHER ACKNOWLEDGE THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISH TO DO SO.

Employee:	[		]

Signature of Employee		Signature of Authorized Company Representative

Print Name of Employee		Title of Representative

Date		Date

Signature Page to Mutual Agreement to Arbitrate Claims

SCHEDULE 2.06(A)(1)

INCENTIVE COMPENSATION1

On the date that is 30 days following the issuance of Purchaser’s Form 10K (the “Incentive Bonus Date”) for the fiscal years 2008, 2009, and 2010 (each such year being a “Performance Year”), the board of directors of Purchaser (the “Board”) shall pay to the Sellers a bonus based on a comparison of the audited year-end consolidated financial statements of C&B / Cotton Holdings, Inc. and its subsidiaries including, without limitation, Crochet & Borel and the Cotton Group Companies (collectively referred to in this Schedule as the “C&B / Cotton Group Companies”) to the projected consolidated financial statements of C&B / Cotton Group Companies. Based on the results of such comparison, the Sellers may be eligible for an incentive bonus calculated as follows:

1.    For each Performance Year, the total amount of the bonus pool available shall be equal to 25% of the audited pre-tax income of the C&B / Cotton Group Companies for such Performance Year (the “Bonus Pool Amount”).

2.    The aggregate amount of incentive bonuses payable for each Performance Year shall be an amount equal to (a) the Bonus Pool Amount, multiplied by (b) the percentage set forth in the table below opposite the applicable Financial Performance Target, calculated as set forth herein.

Actual Performance < 5% Financial Performance Target	0%
Actual Performance ≥ 5% but < 20% Financial Performance Target	5%
Actual Performance ≥ 20% but < 35% Financial Performance Target	20%
Actual Performance ≥ 35% but < 50% Financial Performance Target	35%
Actual Performance ≥ 50% but < 65% Financial Performance Target	50%
Actual Performance ≥ 65% but < 80% Financial Performance Target	70%
Actual Performance ≥ 80% but < 90% Financial Performance Target	90%
Actual Performance ≥ 90% but < 100% Financial Performance Target	100%
Actual Performance ≥ 100% but < 110% Financial Performance Target	110%
Actual Performance ≥ 110% Financial Performance Target	120%

1 To be allocated among Troy Crochet and the Cotton Sellers in the proportion of 50/50.

3.    The “Financial Performance Target” shall be an amount equal to (i) the sum of the (x) Revenue Factor, (y) EBITDA Factor, and (z) Net Income Factor, for each Performance Year, as set forth below:

Performance Year	Projected Revenue	Projected EBITDA	Projected Net Income (Pre-tax)
FY 2008	$304,425,000.00	$99,843,000.00	$59,707,054.00
FY 2009	$356,229,500.00	$115,506,600.00	$69,213,452.00
FY 2010	$387,260,500.00	$124,517,800.00	$74,539,696.00

4.    “Actual Performance” shall be an amount equal to the sum of actual (i) Revenue Factor, (ii) EBITDA Factor and (iii) Net Income Factor, for any Performance Year.

5.    The Revenue Factor, the EBITDA Factor and the Net Income Factor shall be calculated in accordance with GAAP.

Any bonus due shall be payable in cash, to the extent such cash payment is permitted under the loan agreements to which the C&B / Cotton Group Companies and Purchaser are a party. If such agreements do not permit payment of such bonus in cash, then the bonus shall be paid in shares of Charys common stock, at the Market Price as of the last trading day of the applicable Performance Year.

For purposes of this Exhibit A, the terms set forth above shall mean as follows:

(i)
Revenue Factor shall be a percentage equal to the product of (x) forty percent (40%) multiplied by (y) a fraction the numerator of which is the C&B / Cotton Group Companies’ actual revenues for a Performance Year and the denominator of which is the C&B / Cotton Group Companies’ projected revenues for such corresponding Performance Year.

(ii)
EBITDA Factor shall be a percentage equal to, the product of (x) forty-five percent (45%) multiplied by (y) a fraction the numerator of which is the C&B / Cotton Group Companies’ actual EBITDA for a Performance Year and the denominator of which is the C&B / Cotton Group Companies’ projected EBITDA for such corresponding Performance Year.

(iii)
Net Income Factor shall be a percentage equal to, the product of (x) fifteen percent (15%) multiplied by (y) a fraction the numerator of which is the C&B / Cotton Group Companies’ actual audited pre-tax net income for a Performance Year and the denominator of which is the C&B / Cotton Group Companies’ projected pre-tax net income for such corresponding Performance Year.

SCHEDULE 2.06(B)

INTEGRATION INCENTIVE COMPENSATION2

During the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Integration Incentive Period”), the Sellers shall be entitled to additional equity compensation determined in accordance with the following provisions:

1. As soon as reasonably practicable following the Closing Date, the Sellers shall provide to the Purchaser a schedule identifying potential acquisition targets conducting business similar to the Cotton Group Business (the “Acquisition Targets” and each, an “Acquisition Target”). For each Acquisition Target, the Sellers shall identify the target annual revenue (the “Target Revenue”) of such Acquisition Target.

2. On the third anniversary of the Closing Date, the Sellers shall be entitled to a bonus calculated as follows, payable in cash or shares of shares of Charys common stock, in Purchaser’s discretion: (A) Bonus Multiplier, multiplied by (B) the Integration Bonus Pool.

The term “Bonus Multiplier” means a percentage, (A) the numerator of which is the actual aggregate revenue for all Acquisition Targets measured over the trailing twelve months from Charys’ fiscal year end in the year in which such Acquisition Target is acquired (or, if the target is acquired prior to September 2007, the actual revenue of the Acquisition Target from September 1, 2006 through August 31, 2007), and (B) the denominator of which is the aggregate Target Revenue for all Acquisition Targets. An example calculation of the Bonus Multiplier is as follows:

	Projected Millions	First Year Actual in year acquired
Target A	$30	$20
Target B	$20	$20
Target C	$100	$110
Target D	$40	Did not acquire
Target E	$10	$40
	$200	$190

Limit		95.00%

2  To be allocated pro rata with Troy Crochet and certain employees of Crochet & Borel Services, Inc., as agreed by the Sellers and Troy Crochet.

The term “Integration Bonus Pool” means the aggregate audited pre-tax revenue of all Acquisition Targets during the Integration Incentive Period. An example calculation of the Integration Bonus Pool follows:

	Actual Pre-tax Year 1	Year 2	Year 3
Target A	$3	$(1)	$(2)
Target B	$2	$2	$1
Target C		$15	$17
Target D
Target E			$15
	$5	$16	$31

Pool	$1	$4	$8

Total pool payable at end of year three			$13
Amount earned limited to 95%			$12.35